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                                                                 Exhibit-(a)(1)


                                  ING GET FUND
                  PLAN OF LIQUIDATION AND DISSOLUTION OF SERIES


     This Plan of Liquidation and Dissolution of Series (the "Plan") is made by ING GET FUND (the "Trust"), a Massachusetts business trust, with respect to ING GET Fund -- Series D (the "Series"), a separate series of shares of beneficial interest, and a segregated portfolio of assets, of the Trust. The Series is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Plan is intended to accomplish the complete liquidation and dissolution of the Series in conformity with all provisions of Massachusetts law, the Investment Company Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust's Amended and Restated Declaration of Trust dated the 1st day of March, 2002, as amended (the "Declaration of Trust").

     WHEREAS, the Trust's Board of Trustees (the "Trustees") have determined, on behalf of the Series, that it is in the best interests of the Series and its shareholders to liquidate and dissolve the Series; and

     WHEREAS, at a meeting of the Trust's Trustees on December 17, 2003, this Plan as the method of liquidating and dissolving the Series in accordance with applicable provisions of Massachusetts law and the Trust's Declaration of Trust, including but not limited to Section 11.2 of the Declaration of Trust was considered and adopted.

     NOW, THEREFORE, the liquidation and dissolution of the Series shall be carried out in the manner hereinafter set forth.

1. Effective Date of Plan. This Plan shall become effective with respect to the Series on January 15, 2004 (the "Effective Date"). This Plan shall not become effective if it has not been adopted by a majority of the Trustees of the Trust.

2. Liquidation. As soon as practicable following the Effective Date, the Series shall be liquidated in accordance with Section 331 of the Code (the "Liquidation").

3. Cessation of Business. Upon the Effective Date, the Series shall not engage in any business activities, except for the purposes of winding up its business and affairs, and shall distribute the Series' assets to its shareholders in accordance with the provisions of this Plan; provided, however, that the Series may continue to carry on its activities as an investment company, as described in its current prospectus, with regard to its existing shareholders and assets, until the final liquidating distribution to its shareholders has been made.

4. Restriction of Transfer and Redemption of Shares. The proportionate interests of shareholders in the assets of the Series shall be fixed on the basis of their respective shareholdings at the close of business on January 15, 2004. On such date, the books of the Series shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Massachusetts or otherwise, the shareholders' respective interests in the Series' assets shall not be transferable or redeemable.

5. Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than February 14, 2004 (the "Liquidation Period"), all portfolio

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securities of the Series not already converted to cash or cash equivalents shall be converted to cash or cash equivalents.

6. Liabilities. During the Liquidation Period, the Series shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Series. If the Series is unable to pay, discharge or otherwise provide for any liabilities of the Series during the Liquidation Period, the Series may retain cash or cash equivalents in an amount that it estimates is necessary to discharge any unpaid liabilities and obligations of the Series on the Series' books as of the Liquidation Date (as defined in paragraph 7), including, but not limited to, income dividends and capital gains distributions, if any, payable for the period prior to the Liquidation Date, and (ii) pay such contingent liabilities as the Trustees shall reasonably deem to exist against the assets of the Series on the Series' books.

7. Distribution to Shareholders. Upon termination of the Liquidation Period (the "Liquidation Date"), the Series' assets will be distributed ratably among the Series' shareholders of record in one or more cash payments. The first distribution of the Series' assets is expected to consist of cash representing substantially all the assets of the Series, less the amount reserved to pay creditors of the Series.

If the Trustees are unable to make distributions to all of the Series' shareholders because of the inability to locate shareholders to whom distributions in cancellation and redemption of Series shares are payable, the Trustees may create, in the name and on behalf of the Series, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Series in such trust for the benefit of the shareholders.

8. Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Series receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other distribution will be disbursed in the following manner:

     a. The Trust will determine the shareholders of record of the Series as of the Effective Date of the Plan.

     b. The Trust will then identify the shareholders of record as of the Effective Date who would be entitled to a pro rata share of $281,771,914.00 or more of the cash or distribution received by the Series (net of all expenses associated with effecting the disposition of such cash or distribution).

     c. The Trust will then be responsible for disbursing to each such shareholder of record, identified in accordance with paragraph 8.b above, their pro rata portion of the cash.

     d. If there are no shareholders entitled to receive such proceeds, any cash or distribution will be distributed proportionately among the remaining series of the Trust based on the net assets of each series.

9. Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Liquidation Date, the Series shall, if necessary, have declared and paid a

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dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Series all of the Series' investment company taxable income for taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid) and all of its net capital gain, if any, realized in taxable years ending at or prior to the Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

10. Powers of Trustees. The Trust's Trustees and, subject to the direction of the Trustees, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation or disability of any Trustee or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

11. Amendment of Plan. The Trustees shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Series, and the distribution of the Series' net assets to its shareholders in accordance with the laws of the Commonwealth of Massachusetts, the Investment Company Act, the Code, and the Declaration of Trust, if the Trustees determine that such action would be advisable and in the best interests of the Series and its shareholders.

12. Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Trust's Trustees at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Trustees, in their sole discretion, make proceeding with this Plan inadvisable for the Series.

13. Filings. As soon as practicable after the final distribution of the Series' assets to shareholders, the Trust shall file notice of liquidation and dissolution of the Series and any other documents as are necessary to effect the liquidation and dissolution of the Series in accordance with the requirements of the Trust's Declaration of Trust, Massachusetts law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Series is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Series' final income tax returns, Forms 966, 1096 and 1099.

14. Further Assurances. The Trust shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

15. Governing Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.


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                                       ING GET FUND
                                       on behalf of the ING GET Fund -- Series D


                                       By: /s/ Robert S. Naka
                                          --------------------------------------
                                             Robert S. Naka
                                             Senior Vice President



                                       ING INVESTMENTS, LLC


                                       By: /s/ Michael J. Roland
                                          --------------------------------------
                                             Michael J. Roland
                                             Executive Vice President






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